Exhibit 28(p)(xvii)
CODE OF ETHICS
     The Chief Compliance Officer will provide notice to all Gotham employees and Access Persons who are not Gotham employees of their status under this Code, and will deliver a copy of the Code to each such person annually. Annual certifications are due within ten (10) days after the end of each calendar year. Additionally, each such person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person will make the certification contained in Exhibit B and return it to the Chief Compliance Officer within a reasonably prompt time.
Things You Need to Know to Use This Code
     1. As used in this Code, capitalized terms may have special meanings. To understand the Code, you need to read the definitions of these terms. Defined terms are boldfaced, underlined and in quotes; many are found at the end of the Code.
     2. This Code applies to all of Gotham’s Supervised Persons, including all employees of Gotham.
     3. The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:
•	Gotham expects that waivers will only be granted infrequently, if at all, and

•	Some provisions of the Code cannot be waived.
     4. The Chief Compliance Officer will review the terms and provisions of this Code at least annually and make amendments as necessary.
A. General Principles
     Gotham is a fiduciary of its Clients. Gotham considers its reputation to be of the utmost importance and places a strong emphasis on maintaining a culture of honesty, integrity and professionalism. As a matter of business policy, Gotham wants to avoid even the appearance that Gotham, its personnel or others receive any improper benefit from information about Client trading or accounts, or from its relationships with its investors or with the brokerage community. Gotham expects all Supervised Persons to comply with the specific rules contained in the Code as well as the spirit of the Code and to act in a professional and ethical manner. In addition to the foregoing, Gotham expects you to comply with the following standards of conduct:
•	Not employ any device, scheme or artifice to defraud a Client;

•	Not make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Not engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

•	Not engage in any manipulative practice with respect to a Client;

•	Not conduct personal trading activities in contravention of this Code or applicable principles;

•	Conform all conduct to the obligations set forth in relevant fund agreements including limited partnership agreements and “investment advisory contracts” within the meaning of the federal securities laws; and

•	Not otherwise engage in any act, practice or course of business which would violate this Code.
     Gotham treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, Gotham may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of any trade in violation of the Code, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.
     Improper trading activity can constitute a violation of this Code. But you also can violate this Code by failing to make the filings required by the Code, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no investors are harmed by your conduct.
     If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Please do not guess at the answer. You are expected to comply not merely with the “letter of the law,” but with the spirit of the laws, this Code and applicable compliance manual provisions.
B. Gifts from Brokers
     It is the policy of Gotham to limit gifts and entertainment provided to its Officers and employees to a reasonable and appropriate level and to avoid acceptance of any gifts or entertainment in exchange for allocation of business or other preferential treatment or that would create the appearance of a conflict of interest. You may not accept any gifts or entertainment unless doing so complies with the gift policy set forth in our compliance manual.

C. Service on the Board or as an Officer of another Company
     To avoid conflicts of interest, inside information and other compliance and business issues, Gotham prohibits all of its Access Persons from serving as officers or members of the board of any other entity, except with the approval of the Chief Compliance Officer or other Officer. In addition, other than by virtue of his or her position with Gotham or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary or on any creditors committee, except with the approval of the Chief Compliance Officer or other Officer. Gotham can deny approval for any reason. These prohibitions do not apply to service as an officer or board member of any affiliate of Gotham or any not-for-profit or charitable foundation, organization or similar entity.
D. Prevention of Insider Trading
     Introduction
     Federal and state securities laws prohibit both Gotham and its Access Persons from trading securities — including equity and debt securities and derivative instruments — for itself or for others (including the Funds or accounts of immediate family members of Access Persons) based on “inside information.” These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade securities (so-called “tipping”). You may face severe penalties if you trade securities while in possession of material, non-public information, or if you improperly communicate non-public information to others. These penalties may include termination of employment, criminal sanctions, fines and enforcement actions by the SEC. These prohibitions apply to all Access Persons and extend to activities within and outside of your duties at Gotham. If you learn of information that you believe may be considered inside information (as described below) or Gotham or the Funds are required to execute confidentiality agreements, contact Legal Counsel or the Chief Compliance Officer.
     Policy on Insider Trading
     Consistent with Gotham’s duty to prevent insider trading and to fulfill its obligation to establish, maintain and enforce written policies and procedures to prevent insider trading, Gotham has adopted procedures to prevent and detect misuse of material nonpublic information. It is imperative that you understand and comply with these procedures.
     You may not trade, personally or on behalf of others (such as the Funds), while in possession of material, non-public information.
     You should not communicate material, non-public information to anyone except individuals who are entitled to receive the information in connection with the performance of their responsibilities for Gotham.

     You should not provide substantial assistance to someone who is engaged in any of the above activities.
     If you have any question as to whether or not you can disclose non-public information to any other person, you should contact Legal Counsel or the Chief Compliance Officer.
     What is Material Information?
     Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.
     Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and extraordinary business or management developments.
     Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal‘s “Heard on the Street” column.
     No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If you are uncertain whether or not certain information is material, you should contact Legal Counsel or the Chief Compliance Officer.
     What is Nonpublic Information?
     Non-public information is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape,” The Wall Street Journal or some other publication of general circulation.
     If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain whether or not information is non-public, you should contact Legal Counsel or the Chief Compliance Officer.
     Identifying Inside Information
     Before executing any trade for yourself or others, including a Fund, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:
•	Report the information and proposed trade immediately to the Chief Compliance Officer or Legal Counsel.

•	Do not purchase or sell the securities on behalf of yourself or others, including a Fund.

•	Do not communicate the information inside or outside Gotham, other than to the Chief Compliance Officer or Legal Counsel.

•	After the Chief Compliance Officer or Legal Counsel has reviewed the issue, Gotham will determine whether the information is material and non-public and, if so, what action Gotham should take.
     You should contact the Chief Compliance Officer or General Counsel before taking any action. This degree of caution will protect you, our investors and Gotham.
     Contacts with Public Companies
     Contacts with public companies may represent an important part of our research efforts. Gotham may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.
     You must be especially alert to sensitive information. However, you may consider information received directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. Information you receive from company representatives during a conference call that is open to the investment community is presumptively public.
     Difficult legal issues arise, however, when, in the course of contacts with public companies, you become aware of material, non-public information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Gotham must make a judgment as to its further conduct. To protect yourself, our investors and Gotham, you should contact the Chief Compliance Officer or Legal Counsel immediately if you believe that you may have received material, non-public information.
     Tender Offers
     Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary volatility in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” based on material, non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. You should exercise particular caution any time you become aware of non-public information relating to a tender offer.
E. Personal Trading Policy
     Gotham has adopted a personal trading policy which addresses personal securities trading by Access Persons and members of their Families/Households. Gotham has adopted the following principles and policies with respect to personal securities transactions by Access Persons and related accounts designed to prevent front-running, scalping, and the misuse of inside information by Gotham and its Access Persons. These policies adhere strictly to legal and regulatory requirements, sound business principles, industry practices and the highest ethical standards. Gotham’s policies are intended to ensure full conformity with the laws, rules and regulations of all governmental bodies and self-regulatory organizations that monitor Gotham’s business activities.
     General Principles
     All personal securities transactions by an Access Person will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. No Access Person, including any Officer or employee, should take inappropriate advantage of his or her position.
     Front-running
     Front-running is the unethical practice that anticipates the impact of upcoming trades on the price of a security. It is against Gotham’s policies for any employee (including their household/family members) or any Fund to practice front-running using material, nonpublic information about trades being considered by, or likely to be made by, Gotham’s Clients, for personal gain. Material nonpublic trading information means information about proposed or pending trades that could reasonably be expected to affect the market price of a security.
     Tail-gating
     Tail-gating is the unethical practice in which a security is acquired immediately after a Client acquires same securities, and the trade is based solely on the Client’s decision and without researching pertinent factors. Tail-gating is designed to generate a profit for the tailgater based on the Client’s information about the security being acquired, for personal gain. It is against Gotham’s policies for any employee (including their household/family members) or any Fund to practice tail-gating.

     Restrictions and Limitations on Personal Securities Transactions
     In light of the quantitative nature of the vast majority of Gotham’s investment advice to its Clients, Gotham has not instituted a general policy requiring pre-clearance of all trades by Access Persons and members of their Households/Families. Depending on the development of Gotham’s business, however, Gotham may consider instituting such a policy at any point in the future. Gotham may have securities on a Restricted Securities List, in which trading is prohibited, and has a limited pre-clearance policy involving securities issued as part of an initial public offering or securities issues as part of an offering that is exempt from registration under the Securities Act.
     The Chief Compliance Officer will periodically review personal securities transactions by all Access Persons to identify any trading patterns that raise concerns for Gotham. Access Persons who execute personal securities transactions that are inconsistent with transactions being executed for Clients (other than transactions executed for Clients based upon Gotham’s quantitative strategies) are expected to prepare and memorialize an exceptions report indicating why the Access Person’s trading activity is not inconsistent with the Client’s best interests, including, for example, identifying liquidity matters applicable to the Access Person or to the Client that dictate particular transactions.
     Restricted Securities List
     If applicable, Gotham may maintain a list (the “Restricted Securities List”) that includes all securities where we have, or are in a position to receive, material non-public information about a company. None of Gotham, any employee of Gotham, any other person who provides investment advice on behalf of Gotham and is subject to the supervision and control of Gotham, and any member of any such person’s Households/Families) is allowed to trade or invest in any names on the Restricted Securities List without prior approval of the Chief Compliance Officer. None of such persons may recommend trading in companies on the Restricted Securities List or otherwise disclose material, non-public information about such companies to anyone.
     If you are presented with the opportunity to learn material, nonpublic information to assist in your analysis of any security, private claim or other interest or instrument, you must clear the receipt of such information (and the signing of any requisite confidentiality letter) prior to obtaining the information (or signing of the letter) with the Chief Compliance Officer or Legal Counsel. All confidentiality agreements need to be reviewed by Legal Counsel before they are executed. If you obtain information about a company that you believe may be material, nonpublic information, you must keep such information confidential and immediately notify the Chief Compliance Officer or Legal Counsel of the information. If the Chief Compliance Officer or Legal Counsel determines that the information constitutes material, nonpublic information that may expose Gotham or any of its affiliates to liability for insider trading, the company will be placed on the Restricted Securities List. Companies included on the Restricted Securities List must not be discussed with persons outside Gotham without the prior consent of the Chief Compliance Officer or Legal Counsel. The Restricted Securities

List is a confidential list of companies that is maintained in the possession of the Chief Compliance Officer.
     Pre-Clearance
     No Access Person may acquire any securities issued as part of an initial public offering or an offering that is exempt from registration under the Securities Act, absent prior approval in the form attached as Exhibit C of the Chief Compliance Officer or the Chief Compliance Officer’s designee. Any such approval will take into account, among other factors, whether the opportunity is being offered to such person because of his or her position with Gotham. Once pre-approval has been granted, the transaction should be executed as soon as possible. An Access Person who has been authorized to acquire such securities must disclose its interests to the Chief Compliance Officer or the Chief Compliance Officer’s designee if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client will be subject to review by the Chief Compliance Officer the Chief Compliance Officer’s designee who may consult with Access Persons with no personal interest in the issuer.
F. Conflicts of Interest; Client Fairness
     Any relevant potential personal or business conflicts of interest involving you must be immediately disclosed to the Chief Compliance Officer. The Chief Compliance Officer may require that “Chinese Wall” procedures or other appropriate precautionary measures be utilized to avoid potential conflicts of interest. You must avoid engaging in any activity which would impair your ability to discharge or give rise to the appearance that you are unable to discharge your duties with respect to Gotham and its Clients. You are also expected to abide by Gotham’s compliance policies with respect to cross-transactions, principal trades, proxy voting, Client solicitation, custody of Client accounts and other situations where conflicts of interest may arise.
     You must avoid taking any action which would favor one Client or group of Clients over another in violation of Gotham’s fiduciary duties and applicable law. You must comply with relevant provisions of our compliance policies designed to detect, prevent or mitigate such conflicts.
G. Reporting Requirements
     As set forth in Section E of this Code, certain securities transactions require preclearance of trading activity unless otherwise noted. Records of all such transactions and the corresponding confirmations and statements will be maintained and periodically monitored by the Chief Compliance Officer.

     General Guidelines
•	The Chief Compliance Officer reviews, to the extent deemed necessary by the Chief Compliance Officer, the personal trading reports and compares such reports with preclearance forms.

•	The Chief Compliance Officer will also keep all records of reports of personal securities transactions.

•	The Chief Compliance Officer will determine whether non-compliance with this Code and/or other applicable trading procedures may have occurred.

•	A summary of personal trades will be reviewed periodically by the Chief Compliance Officer. A summary report of violations, if any, and any action taken as of result of such violations will be submitted to any one of the Officers, so long as that individual was not involved with the violation.
     NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of “Family/Household” and “Ownership Interests” in the “Definitions” section at the end of this Code.
     Annual Holdings Reports
     If you are an Access Person, you must submit to the Chief Compliance Officer a report of any Ownership Interests in securities held by you or a member of your Family/Household. The report must be submitted: (i) not later than ten (10) days after you are identified as an Access Person (the report must reflect holdings as of a date not more than 45 days prior to becoming an Access Person); and (ii) annually, on a date selected by the Chief Compliance Officer (the report must reflect holdings as of a date not more than 45 days prior to the date the report was submitted).
     Such reports must contain the following information and be in the form attached as Exhibit D or be otherwise acceptable to the Chief Compliance Officer (brokerage statements within the time periods described above will generally be acceptable):
•	the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which you have any direct or indirect Beneficial Ownership;

•	the name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and

•	the date you submit the report.
     Quarterly Brokerage Account Statements
     Upon becoming an Access Person you must file (or direct your broker to file), within thirty calendar days after the end of each quarter, a report with the Chief Compliance Officer covering all transactions in non-excepted Reportable Securities. The report must be in the form attached as Exhibit E or be otherwise acceptable to the Chief Compliance Officer (brokerage statements within the time periods described above will generally be acceptable). Gotham recommends that Access Persons file account statements on a monthly basis, to the extent that monthly statements are provided.
     Such reports must contain the following information:
•	the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date you submit the report.
     To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, a report containing the missing information may be submitted as a supplement to the statement or confirmation.
     The reporting requirements set forth above apply to all transactions in Reportable Securities other than:
•	transactions with respect to securities held in accounts over which you had no direct or indirect influence or control; and

•	transactions effected pursuant to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan.
     With respect to each brokerage account in which you have any direct or indirect beneficial interest, you may choose to arrange that the broker will mail directly to the Chief Compliance Officer at the same time they are mailed or furnished to you (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (2) copies of periodic statements with respect to the account. A form of duplicate account statement and confirmations request letter is included as Exhibit F. This requirement also may be waived by the Chief Compliance Officer in situations when the Chief Compliance Officer determines that duplicate copies are unnecessary.
     Under all circumstances, you will not be allowed to pre-clear your own trades, review your own reports or approve your own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the Chief Compliance Officer, the Chief Executive Officer will perform such actions.
H. Confidentiality
     Gotham generates, maintains and possesses information that we view as proprietary, and it must be held strictly confidential by our personnel. This information includes, but is not limited to: limited partnership and limited liability company agreements; investor lists and personal information about our investors generally (including but not limited to investors’ identities); investment positions; research analyses and trading strategies; Fund performance; restricted securities lists; internal communications; legal advice; and computer access codes. You may not use proprietary information for your own benefit or for the benefit of any party other than Gotham. In addition, you may not disclose proprietary information to anyone outside Gotham, except in connection with the business of Gotham and in a manner consistent with Gotham’s interests or as required by applicable law, regulation or legal process after notice to the Chief Compliance Officer. Failure to maintain the confidentiality of this information may have serious detrimental consequences for Gotham, the Funds, and any person who breaches such confidence.
I. Consequences of Non-Compliance / Disciplinary Guidelines
     If you fail to comply with the requirements of this Code and any laws, rules and regulations applicable to Gotham’s business, you may be subject to disciplinary action by Gotham, which may range from a letter of reprimand to termination of employment. Any non-compliance or violations of law may also result in severe civil and criminal penalties to Gotham, the Funds and you personally. If there is a violation of paragraph B, D, E or F above, the Chief Compliance Officer may determine whether any profits should be forfeited and, if a forfeiture is ordered, whether such profits should be paid to one or more Clients for the benefit of the Client(s), if such a payment is determined by the Chief Compliance Officer to be appropriate under the circumstances, or to a charity determined by the Chief Compliance Officer. The Chief Compliance Officer may

determine whether gifts accepted in violation of paragraph B need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.
J. Definitions
     These terms have special meanings in this Code:
IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer or Legal Counsel. Please do not guess at the answer.
     “Access Persons” means any Supervised Person of Gotham who (a) has access to nonpublic information regarding any Gotham Client’s purchase or sale of securities (or option to purchase or sell securities); or (b) is involved in making securities recommendations to Gotham Clients or has access to such recommendations that are nonpublic.
     “Beneficial Ownership” generally means having a direct or indirect pecuniary interest in a security and is defined to be beneficial ownership as used in Rule 16a- 1(a)(2) under Section 16 of the Exchange Act. However, any transactions or holdings reports required by Section I of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.
     Members of your “Family/Household” include:
•	Your spouse or domestic partner (unless he or she does not live in the same household as you and you do not contribute in any way to his or her support).

•	Your children under the age of 18.

•	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

•	Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.
Comment: There are a number of reasons why this Code covers transactions in which members of your Family/Household have Ownership Interests. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support. Second, members of your household could, in some circumstances, learn of information regarding Gotham’s trading or recommendations for the Funds, and must not be allowed to benefit from that information.
     “Ownership Interests” means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a Client), even if you do not share in the profits.
     Ownership Interests is a very broad concept. Some examples of forms of Ownership Interests include:
•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

•	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

•	Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership. This is because, unless the account is a “blind trust” or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.)

•	Securities in a person’s individual retirement account.

•	Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

•	Securities owned by a trust of which the person is either a trustee or a beneficiary.

•	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

•	Securities owned by an investment club in which the person participates.

     This is not a complete list of the forms of ownership that could constitute Ownership Interests for purposes of this Code. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Ownership Interests in any particular situation.
     Because Gotham discloses to its Clients its relationships with other entities in which the owners of Gotham may have invested, interests in such entities (provided that the Officer or employee does not control and/or is not a general partner or act in a similar capacity with respect to such entity) do not constitute “Ownership Interests” for purposes of the Code.
     “Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds (other than exchange traded funds); and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.
     “Supervised Person” of Gotham means any partner, Officer, director (or other person occupying a similar status or performing similar functions), or employee of Gotham, or any other person who provides investment advice on behalf of Gotham and is subject to the supervision and control of Gotham. Based on this definition, contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.